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                         EXHIBIT A

                         AGREEMENT

                JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reproting each of the undersigned's ownership of secrities of Piranha Interactive Publishing, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


Dated:    November 5, 1998              /s/ Dov Perlysky
          New York, New York            ______________________
                                        Dov Perlysky




Dated:    November 5, 1998              /s/ Laya Perlysky
          New York, New York            ______________________
                                        Laya Perlysky